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Exhibit 99.2:  Press Release Dated August 19, 1999

Respironics Names James W. Liken Chief Executive Officer, To Succeed Dennis S. Meteny

PITTSBURGH, Aug. 19 /PRNewswire/ -- Respironics, Inc. (Nasdaq: RESP), a Pittsburgh-based designer and manufacturer of advanced medical devices, today named James W. Liken President and Chief Executive Officer to succeed Dennis S. Meteny.

"Our company initiated a restructuring program in order to position the company to be increasingly responsive to the changing health care environment and our customers," said Gerald E. McGinnis, the company's founder and chairman. "Jim Liken's appointment is an important step in completing the restructuring. We believe his experience in the marketing, distribution and sales side of the medical product business and his entrepreneurial spirit will generate the greatest benefits for our customers, employees and shareholders."

McGinnis called Meteny a "builder" who, during his five-year tenure as chief executive officer, created a company with the broadest and most complete product line in the industry while increasing Respironics' revenue five-fold. In doing so, "Dennis built a manufacturing capability and management team second to none," McGinnis said.

Liken, 49, is a member of the Respironics board and has advised the company on a number of marketing and sales strategies as a consultant. "The board knows Jim very well and Jim knows Respironics," McGinnis said. "Under Jim, we will refocus our attention on our customers and customer service as never before. "

In 1990, Jim Liken started Liken Home Medical and led his company to become one of the largest providers of home oxygen, respiratory and medical equipment and respiratory medications in Western Pennsylvania, eastern Ohio and West Virginia. In July of 1998 he sold that business to Lincare, Inc. of Clearwater, Fla., and since then has been a private investor and consultant.

Liken has demonstrated leadership on the national level as a member of the Board of Directors of the National Association for Medical Equipment Services since 1984. He served as Chairman of that Association from 1987 to 1989 and again from 1997 to 1998. He has served as a consultant to the Japanese Government on home health care issues. He served as President of the Pennsylvania Association of Medical Suppliers from 1981 to 1983. Liken is a member of the Business Advisory Council of the Federal Reserve Bank of Cleveland.

"In my role as a Respironics Director and consultant, I gained familiarity with the management group and the organization. I look forward to working with the strong Respironics team," added Liken.

Consistent with the previously announced organization structure, the operating management team will be led by Craig B. Reynolds as executive vice president and chief operating officer. Mr. Liken's other direct reports will consist of Daniel
J. Bevevino as chief financial officer, Richard A. Gruber in corporate quality assurance, Dorita A. Pishko as corporate secretary, and Robert D. Crouch as senior vice president of new ventures and corporate services.

Mr. Reynolds will be responsible for the day to day operations of all businesses. Reporting to Craig will be four key officers in charge of the operating divisions; John L. Miclot for homecare; Paul L. Woodring for hospital; Susan A. Lloyd for asthma/allergy; and Geoffrey C. Waters for international.

"Jim's successful business career has been focused on marketing, selling and distributing products and services through home health care organizations to end users who range from hospitals to individuals," said McGinnis, noting that almost 70 percent of Respironics' sales are channeled through Home Healthcare Equipment
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providers in the United States. "Jim understands our customers' needs and we intend to use his experience to help them to further build their businesses," McGinnis said.

Respironics is a leading designer, manufacturer and marketer of technologically advanced medical devices for use in the home, hospital and alternative clinical care settings. The company employs almost 1,800 individuals worldwide and has manufacturing facilities in several domestic and international locations. In addition to therapy products for obstructive sleep apnea and portable ventilation, the company's major product lines include monitoring devices for newborns, sleep diagnostics and a variety of products for the treatment of respiratory disorders, including asthma management devices.

This press release contains forward-looking statements, including statements relating to developments in the healthcare industry, third-party reimbursement policies and practices, future sales of the company's products, new product development, anticipated cost savings and regulatory requirements, which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company's financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.